Exhibit 99.1

Two River Community Bank	Media Information Contact:	William D. Moss
1250 Hwy. 35 South		President & CEO
Middletown, NJ 07748		732-706-9009
wmoss@tworiverbank.com

FOR IMMEDIATE RELEASE

Two River Community Bank Announces Formation of SBA Lending Division

Middletown, New Jersey – June 1, 2010
William D. Moss, President and CEO of Two River Community Bank, announced the formation of a new Small Business Administration (SBA) Lending Division at the Bank.  Paul E. Orzechowski, Vice President of SBA Lending, will direct the lending activities of the Division.

Mr. Moss indicated that the formation of an SBA lending program is in keeping with the Bank’s mandate of community lending.   “As one of the premier community banks in central New Jersey, we feel that it is appropriate to offer this invaluable lending program at this juncture in the economic cycle,” Mr. Moss stated.   He commented that while Two River has continued to lend in a traditional manner throughout the economic downturn, the Bank now sees new opportunities to lend money prudently, with the help of the SBA.  “This program will allow us to continue to help local businesses in these difficult times,” Mr. Moss declared.  “Small and medium-sized businesses are the backbone of our economy, and the sooner we can get main street back to normal, the faster the general economy will return as well,” he concluded.

Mr. Orzechowski comes to Two River Community Bank with an extensive career in SBA lending.  Following a decade of service in the securities industry, he joined the Small Business Administration in Washington, DC.  In 1994, he moved to the SBA office in Newark, where he was named Senior Loan Officer in the Finance Division.  In total, Mr. Orzechowski served the SBA for nearly eight years.

He has spent the last twelve years managing SBA departments for community banks.

Mr. Orzechowski holds a Ph.D. in Economics from New School for Social Research, New York, New York, and is an Adjunct Professor at Monmouth University.  His professional memberships include the National Association of Government Guaranteed Lenders, the National Association for Business Economics and the American Economic Association.

The mission of the Small Business Administration is, "to maintain and strengthen the nation's economy by enabling the establishment and viability of small businesses and by assisting in the economic recovery of communities after disasters."  The SBA does not make loans directly to small businesses, but acts as guarantor on the bank loan.  The SBA has directly or indirectly helped more than 20 million businesses, and is the largest single financial backer of businesses in the United States.

Headquartered in Middletown, New Jersey, Two River Community Bank is a full service banking institution, operating 11 branches throughout Monmouth County and four branch locations in Union County.  The Company serves residential, commercial and private banking customers in Monmouth, Union, Ocean, and Middlesex counties.  Two River Community Bank is a wholly owned subsidiary of Community Partners Bancorp (NASDAQ:  CPBC), also headquartered in Middletown.

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